EXHIBIT 99.1
Viragen Reports Annual Meeting Voting Results
PLANTATION, FLORIDA – December 20, 2005 — Viragen, Inc. (AMEX: “VRA”) today reported voting results from its 2005 Annual Meeting of Stockholders held on December 15th in Plantation, Florida.
Stockholders approved all proxy voting items including:
1)	The reelection of Dr. Randolph A. Pohlman and the election of Dr. Nancy A. Speck as Class B members of the Company’s Board of Directors

2)	The possible issuance of more than 19.9% of VRA common stock at below fair market value in a financing transaction pursuant to which Viragen received gross proceeds of $2 million through the sale of its convertible debentures and common stock purchase warrants to four institutional investors.

3)	An amendment to Viragen’s Certificate of Incorporation to increase the number of shares of common stock it is authorized to issue, from 100 million to 250 million.

4)	The appointment of Ernst & Young LLP as Viragen's independent registered public accounting firm for the fiscal year ending June 30, 2006.
In addition, it was reported at the Meeting that representatives of Viragen met with Swedish regulatory authorities in connection with their continuing review of Viragen’s application seeking approval for Multiferon® as a new first-line adjuvant therapy for the treatment of malignant melanoma. Viragen believes that the meeting was positive, and it continues to provide responses to the regulatory body’s requests for information. A final decision on the application is expected in the very near future. Viragen remains optimistic of a positive outcome to its application.
About Viragen, Inc.:
With global operations in the U.S., Scotland and Sweden, Viragen is a biotechnology company engaged in the research, development, manufacture and commercialization of pharmaceutical proteins for the treatment of viral diseases and cancers. Our product portfolio includes: Multiferon® (multi-subtype, natural human alpha interferon) targeting a broad range of infectious and malignant diseases; and humanized monoclonal antibodies targeting specific antigens over-expressed on many types of cancers. We are also pioneering the development of Avian Transgenic Technology, with the renowned Roslin Institute, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies.
For more information, please visit: http://www.Viragen.com
Viragen, Inc. Corporate Contact:
Douglas Calder, Director of Communications
Phone: (954) 233-8746; Fax: (954) 233-1414
E-mail: dcalder@viragen.com
The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “expect”, “potential”, “suggests”, “may”, “should”, “could” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.